Exhibit 8.1

                          SIGNIFICANT SUBSIDIARIES


         The following is a list of all of Koor's significant subsidiaries, including the name, country of incorporation or residence, proportion of ownership interest and, if different, proportion of voting power held.


                                                     Country of        Percentage of     Percentage of voting
                                                  Incorporation          ownership        power (if different
Name of Subsidiary                                  or residence          interest           from ownership)
-----------------------------------------         --------------       -------------     ---------------------
Koor Corporate Venture Capital                         Israel              100%                    *
Elisra Electronic Systems Ltd.                         Israel              100%                    *
Makhteshim-Agan Industries Ltd.                        Israel              58.9%                   *
ECI Telecom Ltd.                                       Israel             34.96%                   *
Telrad Networks Ltd.                                   Israel              100%                    *
Sheraton Moriah (Israel) Hotels Ltd.                   Israel              55.0%                   *
Knafaim Arkia Holdings Ltd.                            Israel              28.1%                   *
Koor Trade Ltd.                                        Israel              100%                    *
